Exhibit 99.1

MCEWEN MINING PROVIDES THIRD QUARTER 2012

OPERATIONAL AND DEVELOPMENT UPDATE

(All Amounts in US Dollars Unless Otherwise Stated)

TORONTO, ONTARIO - (November 7, 2012) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to provide a summary of the third quarter, including operational and development updates, for its mines and projects in Argentina, Mexico and Nevada.

THIRD QUARTER 2012 HIGHLIGHTS

•             Gold equivalent production during the quarter totaled 25,200 ounces. Year-to-date, 72,530 gold equivalent ounces have been produced. The Company remains on track to produce approximately 105,000 gold equivalent ounces in 2012.

•             Cash costs totaled $727 per gold equivalent ounce during the quarter. Year-to-date, cash costs have totaled $753 per gold equivalent ounce, in line with the Company’s guidance of $750 per gold equivalent ounce for 2012.

•             First gold pour at El Gallo Phase 1 in Mexico. The mine is currently ramping up towards commercial production, expected by the end of 2012.

•             El Gallo Phase 2 feasibility study completed. Confirms potential to produce 5.2 million ounces silver and 6,100 ounces gold per year (106,100 gold equivalent ounces).

•             Subsequent to the third quarter, the Company announced its intention to raise $60 million through a rights offering. Rob McEwen, Chief Owner, has agreed to backstop the rights issue.

Balance Sheet

On October 29, 2012 the Company announced its intention to raise $60 million through a rights offering. The rights offering is being backstopped by the Company’s Chief Owner, Rob McEwen and is expected to be completed early in December. The funds will be primarily used for: 1) the purchase of long lead time equipment for El Gallo Phase 2, 2) advance the environmental impact study for the Gold Bar project, 3) complete metallurgical studies on the Tonkin project and 4) to further explore the Company’s various projects.

At the end of the third quarter, McEwen Mining had cash and liquid assets of $20.6 million, comprised of cash of $18.5 million, silver and gold bullion at market value of $2.1 million. The Company remains debt free.

During the third quarter, the Company received a dividend of $2.1 million from its 49% owned San José mine in Argentina. Subsequent to the third quarter, the Company received an additional dividend of $2.6 million on October 4th. Proceeds from the dividends will remain in Argentina to help fund exploration at the Los Azules Copper project and Santa Cruz properties. We expect to receive further dividends from San José during 2012, although the timing and amount will depend upon precious metals prices, production levels, operating costs, capital expenditures, Argentine central bank and government restrictions, as well as other factors beyond our control.

During the third quarter, major capital expenditures related to El Gallo Phase 1 included $4 million for construction and $3.6 million in expenditures for removing overburden to access mineralization. At the end of the third quarter no more capital was required to be spent on construction. Other major expenditures during the third quarter included $6.7 million for exploration at the Company’s various projects and $0.7 related to El Gallo Phase 2.

San José Mine, Argentina (49%)

Another Solid Quarter of Production

Final production results for the San José mine during the third quarter was 20,967 ounces gold and 1,552,000 ounces silver, representing 50,813 gold equivalent ounces (converting the silver into gold using a 52:1 exchange ratio) (100% basis). The San José mine remains on target to meet full-year production guidance of 85,000 ounces gold and 5.7 million ounces silver or 192,500 gold equivalent ounces (100% basis). McEwen Mining’s attributable interest is 49% of these production totals.

Total Cash Costs during the quarter equaled $755 per ounce gold and $13.60 per ounce silver. Gold equivalent cash costs equaled $727 per ounce (converting the cash cost of producing an ounce of silver into the gold equivalent using a 52:1 exchange ratio). Cash costs decreased versus the second quarter primarily due to a higher percentage of sales coming from doré versus concentrate. The San José mine remains on target to meet its full year cost guidance of approximately $750 per gold equivalent ounce.

The average grade of ore processed during the third quarter was 5.24 gpt gold and 402 gpt silver. Gold and silver recoveries averaged 91.1% and 87.9%, respectively.

During the third quarter 26,000 meters of diamond drilling was completed at the San José mine. On October 18th, the Company announced the discovery of a new vein system called Emilia. Early results from this vein have been encouraging.

San José Mine Production Comparison

	Year to Date 2012	3rd Quarter 2012	2nd Quarter 2012	3rd Quarter 2011
San José — 100%*
Ore production (tonnes)	380,911	136,577	128,803	124,204
Average grade gold (gpt)	5.71	5.24	5.98	5.75
Average head silver (gpt)	415.68	402	430	448
Average gold recovery (%)	90.4	91.1	88.6	91.1
Average silver recovery (%)	86.6	87.9	84.2	87.2
Gold produced (ounces)	63,270	20,967	21,946	20,910
Silver produced (ounces)	4,408,000	1,552,000	1,500,000	1,562,000
Gold equivalent¹ produced (ounces)	148,039	50,813	50,792	50,946
Gold sold (ounces)	61,127	29,126	17,661	18,140
Silver sold (ounces)	4,343,000	2,165,000	1,146,000	1,409,000
Co-product cash cost Au (US$)	765	755	842	555
Co-product cash cost Ag (US$)	14.29	13.60	15.32	13.09
Gold equivalent cash cost (US$)	753	727	816	628

McEwen Mining — 49% Share
Gold produced (ounces)	31,002	10,274	10,754	10,245
Silver produced (ounces)	2,159,920	760,480	735,000	765,380
Gold equivalent¹ produced (ounces)	72,538	24,898	24,888	24,964

*McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo Phase 1, Mexico (100%)

First Gold Pour — Nearing Commercial Production

El Gallo Phase 1 construction was completed during the third quarter at a cost of $13.5 million, $1.5 million below estimate. On September 24th, the Company announced that it had poured its first bar of gold at the mine. Subsequent to the third quarter, the focus has been on increasing production levels towards the designed rate of 3,000 tonnes per day. During October, the average crusher throughput was 2,680 tonnes per day or 89% of the designed capacity. The process plant operated at an average of 45% capacity and ended the month nearing 70%. The Company is on pace to reach commercial production (operating at 80% capacity for 30 consecutive days) by the end of this year. Once commercial production is achieved, cash costs will be reported for El Gallo.

Approximately 335,000 tonnes at an average grade of 1.28 gpt has been mined to date and sent to the crusher or stockpiled for future processing. A comparison between the resource estimate and production results shows that the total ounces mined is 1.6% higher than estimated, the grade is 8.1% higher, while the tonnes mined are 6.0% lower. The Company is satisfied with these results.

During the third quarter, 9,870 meters of diamond drilling was completed at the El Gallo complex. Drilling has been continually encountering new mineralization beyond the defined resource. Based on the results, the Company expects to update the mine plan for Phase 1 and 2 during the first half of 2013. A more definitive timetable will be confirmed during the fourth quarter.

El Gallo Phase 2, Mexico (100%)

Feasibility Complete — Moving Towards Construction

During the third quarter, the Company announced the results of its feasibility study. The feasibility study was prepared by M3 Engineering of Tucson, Arizona, Independent Mining Consultants of Tucson, Arizona, and SRK Consulting of Reno, Nevada, and confirmed annual production of 5.2 million ounces silver and 6,100 ounces gold during each of the first 6 years at a cash cost of $9.86 per silver ounce (net of gold by-product and including royalties). The estimated initial capital expenditures totaled $178 million, including a 14.4% contingency.

The Company completed three production water wells during the quarter that will be used for Phase 2 operations. The results of the pumping tests indicate that there is more than sufficient water to meet the needs of Phase 2. CONAGUA, a division of SERMANAT, Mexico’s Environmental and Natural Resources Ministry, has granted McEwen Mining rights to 1.0 million cubic meters of water per year, which will meet the needs of the project.

Environmental permits for construction and operations are progressing and are expected to be submitted to SERMANAT during the first quarter 2013.

The Company also received approval from CFE, Mexico’s Federal Electricity Commission, for its designs to connect Phase 2 to the national electrical power grid. Environmental permits to construct the power line are expected to be submitted by the end of this year.

Long lead time equipment purchases are expected to commence once the rights offering is completed in December. The most significant long lead time items include: ball mill, filter presses for dry stack tailings, Merrill Crowe, leach tanks and electrical substation.

Nevada (100%)

1) Gold Bar Project

McEwen Mining continues to advance the Gold Bar permitting process in order to begin production in 2015. Gold

Bar is forecasted to produce 50,000 ounces gold per year. The project is located primarily on public lands managed by the Bureau of Land Management (BLM).The BLM and the Nevada Division of Environmental Protection (NDEP) are the primary government agencies responsible for approving the permits that would allow the Company to begin construction.

McEwen will continue to advance the Gold Bar Project through the permitting process during 2012. This will involve environmental baseline data review with expected Plan of Operations report completion and submittal in the first quarter of 2013.

2) Tonkin Project

The Tonkin project, which has a current resource of 1.4 million ounces of gold in the measured and indicated categories (32.3 million tonnes @ 1.39 gpt gold) and 0.3 million ounces of gold in the inferred (8.4 million tonnes @ 1.13 gpt gold), is undergoing a series of metallurgical tests for possible process alternatives that are common to mines in Nevada. The primary process being explored is a flotation concentrate followed by autoclaving or bio-oxidation. Initial baseline flotation test work indicates that approximately 50% of the gold would report to the concentrate. Follow-up testing will look to increase this percentage by introducing different reagents and performing a series of floatation steps that would look to remove problematic elements, such as carbon.

Los Azules Copper Project, Argentina (100%)

World Class Copper Asset — Size & Grade

Drilling began at Los Azules on October 12th. Los Azules is one of the world’s largest and highest grade undeveloped copper porphyry deposits. A total of seven drills are operating at the property. The drills are considerably more powerful than the ones used during past field seasons. The Company believes this will increase the likelihood of reaching target depths (+700 meters), where high-grade copper mineralization has been discovered. Initial drill assay results are expected to be released early in 2013. The Company plans to drill approximately 15,000 meters this season.

A portion of the Los Azules Copper project is subject to litigation in the Courts of British Columbia. Shareholders and other interested parties are encouraged to review our most recent quarterly filings for detailed information. The trial is set to commence on November 19th and last for approximately six weeks.

Santa Cruz Exploration, Argentina (100%)

During the third quarter the Company received the drill permits for one of its 100% owned claim packages adjacent to the San José mine and Goldcorp’s Cerro Negro project. Drilling is expected to commence during the coming weeks. The Company plans to drill approximately 2,500 meters and follow up with further drilling in a second campaign at a later date.

Third Quarter Conference Call Details

McEwen Mining will be hosting a conference call to discuss third quarter results and project developments on November 7, 2012 at 2:00 pm EST.

WEBCAST:
http://www.gowebcasting.com/4001

TELEPHONE:

Participant dial-in number(s): 416-695-7806 / 1-888-789-9572
Participant pass code: 9798446#

REPLAY:

Dial-in number(s): 905-694-9451 / 1-800-408-3053

Pass code: 7308605#

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by 2015 by creating a high quality, high growth, low-cost, mid-tier gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules Copper project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Nevada and Mexico.

McEwen Mining has 268,495,751 shares issued and outstanding (comprised of 190,516,797 Common Shares and 77,987,621 Exchangeable Shares). Rob McEwen, Chairman and Chief Owner, owns approximately 25% of the shares of McEwen Mining (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares). As of September 30, 2012, McEwen Mining had cash and liquid assets of $20.6 million.

RELIABILITY OF INFORMATION

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release. As the Company is not the operator of the San José mine, there can be no assurance that production information reported to the Company by MSC is accurate, the Company has not independently verified such information and readers are therefore cautioned regarding the extent to which they should rely upon such information.

TECHNICAL INFORMATION

This news release has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101).  For additional information about the El Gallo complex see the technical report titled “El Gallo Complex Phase II Project, NI 43-101 Technical Report Feasibility Study, Mocorito Municipality, Sinaloa, Mexico” with an effective date of September 10, 2012, prepared by M3 Engineering along with a team of associates (the “Phase II Report”). The authors of the Phase 2 Report, Stan Timler - M3 Engineering, Mike Hester - Independent Mining Consultants (Reserves), Dawn Garcia - SRK Consulting (Environmental), Richard Kehmeier and Brian Hartman - Pincock Allen & Holt (El Gallo Deposit Resource), John Read - McEwen Mining consultant (Palmarito Insitu, Historic Waste Dumps and Historic tailings Resource), are each qualified persons and all of whom but John Read are independent of McEwen Mining, each as defined by NI 43-101. For additional information about the Los Azules project see the technical Report titled “Los Azules Porphyry Copper Project, San Juan Province, Argentina” dated August 1, 2012, with an effective date of June 15, 2012, prepared by D. Ernest Winkler, PE, Robert Sim, PGeo, Bruce Davis, PHD, FAUSIMM and James K. Duff, PGeo, all of whom are qualified persons and all of whom but James K. Duff are independent of McEwen Mining, each as defined by NI 43-101. For additional information about the Tonkin project see the technical report titled “Technical Report on Tonkin Project” dated and with an effective date of May 16, 2008. The report was prepared by Alan C. Noble, P.E., Ore Reserves Engineering and Richard Gowans, Micon International, and Steven Brown (then US Gold Corporation) all of whom are qualified persons and all of whom but Mr. Brown are independent of McEwen Mining, each as defined by NI 43-101. For additional information about the Gold Bar project see the technical report titled “NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada” dated February 24, 2012 with an effective date of November 28, 2011, prepared by J. Pennington, C.P.G., MSc., Frank Daviess, MAusIMM, Registered

SME, Eric Olin,, MBA, RM-SME, MSc, Herb Osborn, P.E, Joanna Poeck, MMSA, B. Eng., Kent Hartley P.E. Mining, SME, BSc, Mike Levy, P.E, P.G, MSc., Evan Nikirk, P. E., Mark Allan Willow, M.Sc, C.E.M. and Neal Rigby, CEng, MIMMM, PhD, all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101. Each of the foregoing reports is available under the Corporation’s profile on SEDAR (www.sedar.com).

CAUTIONARY NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures.  Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total cash cost per ounce are calculated on a co-product basis and by dividing the respective proportionate share of the total cash costs for the period attributable to each metal by the ounces of each respective metal produced. Total cash cost per ounce is the sum of the geology, mining, processing, general and administration costs, royalties, refining and treatment charges (for both doré and concentrate products), sales costs and export taxes divided by the number of ounces of gold and silver produced at the mine.  Depreciation is excluded from total cash costs.

CAUTIONARY NOTE TO US INVESTORS

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this press release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to business integration as a result of the business combination between the Company and Minera Andes, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation including specifically but not limited to ongoing litigation with respect to the Los Azules property which if resolved adversely to the Company, would materially affect the Company’s ability to develop the Los Azules project, property title, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: www.facebook.com/McEwenRob Twitter: www.twitter.com/McEwenMining	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com